EXHIBIT 21.1

LIST OF SUBSIDIARIES
META PLATFORMS, INC.

Facebook Holdings, LLC (Delaware)
Facebook Procurement, LLC (Delaware)
FCL Tech Limited (Ireland)
Instagram, LLC (Delaware)
Meta Payments Inc. (Florida)
Meta Platforms Ireland Limited (Ireland)
Siculus LLC (Delaware)
Sidecat LLC (Delaware)
WhatsApp LLC (Delaware)